Exhibit 99.1

Chimera Investment Corporation Announces Reverse Stock Split; Declares First Quarter 2015 Common Stock Dividend and Sets Common Stock Dividend for Remainder of 2015

NEW YORK--(BUSINESS WIRE)--March 17, 2015--Chimera Investment Corporation (NYSE:CIM) today announced that the Board of Directors has approved a reverse stock split of Chimera’s outstanding shares of common stock at a ratio of 1-for-5, increased the first quarter dividend and set the quarterly dividend for the remainder of 2015.

Reverse Stock Split

The reverse stock split is expected to take effect at about 5:00 p.m. Eastern Time on April 6, 2015 (the “Effective Time”). At the Effective Time, every five issued and outstanding shares of common stock of Chimera will be converted into one share of common stock of Chimera. In addition, at the Effective Time, the number of authorized shares will also be reduced on a five for one basis. The par value of each share of common stock will remain unchanged. At the market open on April 7, 2015, the common stock will continue trading on the NYSE under the symbol “CIM” but will be assigned a new CUSIP number: 16934Q 208. “We believe that our existing stockholders will benefit from our ability to attract a broader range of investors as a result of the reverse split.” said Matthew Lambiase, Chimera’s CEO and President.

As a result of the reverse stock split, the number of outstanding shares of Chimera’s common stock will be reduced from approximately 1 billion to approximately 200 million. Concurrently, the authorized number of shares of common stock will be reduced from 1.5 billion to 300 million.

No fractional shares will be issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares will be entitled to receive, in lieu of such fractional shares, cash in an amount determined on the basis of the average closing price of Chimera’s common stock on the NYSE for the three consecutive trading days ending on April 6, 2015. The reverse stock split will apply to all of Chimera’s authorized and outstanding shares of common stock as of the Effective Time. Stockholders of record will be receiving information from Computershare, Chimera’s transfer agent, regarding their stock ownership following the reverse stock split and cash in lieu of fractional share payments, if applicable. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action in connection with the reverse stock split.

2015 Dividends

The Board of Directors of Chimera today announced the declaration of its first quarter 2015 cash dividend of $0.096 per common share, a 7% increase from the fourth quarter 2014 dividend. The first quarter dividend of $0.096 per common share does not reflect the effect of the reverse stock split and would be equivalent to $0.48 per common share on a reverse stock split 1 for 5 adjusted basis. This dividend is payable April 30, 2015, to common stockholders of record on March 31, 2015. The ex-dividend date is March 27, 2015.

The Board of Directors also announced that it intends to set a consistent quarterly dividend for the second, third and fourth quarters of 2015. After the completion of the reverse stock split, Chimera’s second, third and fourth quarter dividend is each expected to be set at $0.48 per share on a reverse stock split adjusted basis.

The Company distributes dividends based on its current estimate of taxable earnings per common share, not GAAP earnings. Taxable and GAAP earnings will typically differ due to items such as differences in premium amortization, accretion of discounts, unrealized and realized gains and losses, credit loss recognition, and non-deductible general and administrative expenses. Portions of the dividend may be ordinary income, capital gains or a return of capital.

Other Information

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and investment strategy; our projected financial and operating results; our ability to maintain existing financing arrangements, obtain future financing arrangements and the terms of such arrangements; general volatility of the securities markets in which we invest; the implementation, timing and impact of, and changes to, various government programs, our expected investments; changes in the value of our investments; interest rate mismatches between our investments and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate investments; rates of default or decreased recovery rates on our investments; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; impact of and changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of investment opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com